Exhibit 2.1

Execution Version

COMBINATION AGREEMENT

By and Among

BECKMAN PRODUCTION SERVICES, INC.,

BECKMAN MERGER SUB, INC., AND

NINE ENERGY SERVICE, INC.

Dated as of February 3, 2017

i

ii

Section 8.10	Waiver of Jury Trial	42
Section 8.11	Entire Agreement; Binding Effect; Third Party Beneficiaries	43
Section 8.12	Fees and Expenses	43

EXHIBITS

Exhibit A	Form of Stockholder Consent of SCF and the stockholders of Nine
Exhibit B	Form of Stockholder Consent of SCF and the stockholders of Beckman
Exhibit C	Form of Amended and Restated Stockholders Agreement of Nine
Exhibit D	Form of Amended and Restated Stock Incentive Plan
Exhibit E	Form of Amended and Restated Bylaws of Nine

iii

COMBINATION AGREEMENT

This Combination Agreement, dated as of February 3, 2017 (this “Agreement”), is by and among Beckman Production Services, Inc., a Delaware corporation (“Beckman”), Beckman Merger Sub, Inc., a Delaware corporation (“Beckman Merger Sub”), and Nine Energy Service, Inc., a Delaware corporation (“Nine”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect a combination (the “Combination”) of the businesses conducted by Nine and Beckman (collectively, the “Combining Companies”);

WHEREAS, in order to effectuate the foregoing, Beckman Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) will merge with and into Beckman in a merger (the “Merger”) in which Beckman shall be the surviving company;

WHEREAS, respective committees of directors, each member of which is not affiliated with SCF (the “Committees”), of the Boards of Nine and Beckman have each recommended this Agreement to its respective Board;

WHEREAS, the Board of Nine has (i) adopted, authorized and approved in all respects, and determined to be advisable and in the best interests of Nine and the stockholders of Nine that the stockholders of Nine adopt, authorize and approve this Agreement, the Combination and the transactions contemplated thereby, (ii) adopted, authorized and approved in all respects, and determined to be advisable and in the best interests of Nine and the stockholders of Nine, conditioned upon the closing of the Combination, that the stockholders of Nine adopt, authorize and approve the Stockholder’s Agreement, (iii) adopted, authorized and approved in all respects, and determined to be advisable and in the best interests of Nine and the stockholders of Nine, conditioned upon the closing of the Combination, that the stockholders of Nine adopt, authorize and approve the LTIP, (iv) adopted, authorized and approved in all respects, and determined to be advisable and in the best interests of Nine and the stockholders of Nine that the stockholders of Nine adopt, authorize and approve the Bylaw Amendment, in each case on the terms and subject to the conditions provided for in this Agreement (the “Nine Approval”); and

WHEREAS, the Board of Beckman has (i) adopted, authorized and approved in all respects, and determined to be advisable and in the best interests of Beckman and the stockholders of Beckman that the stockholders of Beckman adopt, authorize and approve this Agreement, the Combination and the transactions contemplated thereby and (ii) authorized and approved in all respects, and determined to be advisable and in the best interests of Beckman and the stockholders of Beckman, conditioned upon the closing of the Combination, that the stockholders of Beckman adopt, authorize and approve the Stockholder’s Agreement, in each case on the terms and subject to the conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Accredited Investor” shall have the meaning set forth for such term in Rule 501 of Regulation D promulgated under the Securities Act, as such rule may be amended, modified or superseded from time to time.

“Acquisition Proposal” shall mean any offer or proposal (whether written, oral or otherwise), relating to any transaction or series of related transactions involving: any merger, consolidation, business combination or similar transaction involving a Combining Company or any of its Subsidiaries, any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of a Combining Company (including its Subsidiaries, taken as a whole, with the assets of such Subsidiaries valued on a consolidated basis), or any liquidation or dissolution of a Combining Company. For the avoidance of doubt, an Acquisition Proposal shall not include an initial public offering of a Combining Company or any of its Subsidiaries occurring following the earlier to occur of the Effective Time of the Merger or the termination of this Agreement.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used in this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the opening paragraph hereof.

“Amended and Restated Stockholders Agreement” shall mean the Second Amended and Restated Stockholders Agreement of Nine in substantially the form attached hereto as Exhibit C.

“Beckman” shall have the meaning specified in the opening paragraph hereof.

“Beckman Common Stock” shall mean the common stock, par value $0.01 per share, of Beckman.

“Beckman Consent” shall have the meaning set forth in Section 6.1(c).

“Beckman Dissenting Shares” shall have the meaning set forth in Section 2.14.

“Beckman Dissenting Stockholders” shall have the meaning set forth in Section 2.14.

“Beckman Merger Sub” shall have the meaning specified in the opening paragraph hereof.

“Beckman Option” shall have the meaning set forth in Section 2.7.

“Beckman Option Plan” shall mean the Beckman Production Services, Inc. 2012 Stock Incentive Plan, as amended.

“Beckman Per Share Merger Cash Consideration” shall have the meaning set forth in Section 2.6(b).

“Beckman Per Share Merger Consideration” shall mean the Beckman Per Share Cash Consideration and the Beckman Per Share Stock Consideration, as applicable.

“Beckman Per Share Merger Stock Consideration” shall have the meaning set forth in Section 2.6(a).

“Beckman Subscription Offer” shall have the meaning set forth in Section 5.13(a).

“Benefit Plan” shall mean (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) each equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (d) each bonus plan or arrangement, incentive award plan or arrangement, deferred compensation plan or arrangement, change in control plan or arrangement, executive compensation or supplemental income plan or arrangement, retention plan or arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement, or employment agreement, and (e) each other employee benefit plan, agreement, arrangement, program, practice or understanding.

“Board” shall mean the board of directors of a Combining Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day when banks are not open for business in Houston, Texas.

“Bylaw Amendment” shall mean the Third Amended and Restated Bylaws of Nine in substantially the form attached hereto as Exhibit E.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligations” shall mean the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.

“Certificate of Merger” shall have the meaning set forth in Section 2.1.

“Change of Recommendation” shall have the meaning set forth in Section 5.2(c).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combination” shall have the meaning set forth in the recitals hereof.

“Combined Nine Subscription Offer” shall have the meaning set forth in Section 5.13(a).

“Combining Companies” shall have the meaning set forth in the recitals hereof.

“Committees” shall have the meaning set forth in the recitals hereof.

“Confidential Information Memorandum” shall have the meaning set forth in Section 5.13.

“Consent” shall mean the Beckman Consent and the Nine Consent.

“Consent Solicitation” shall have the meaning set forth in Section 5.13(a).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

“Constituents of Concern” shall mean any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos in a friable condition, polychlorinated biphenyls or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contract” shall mean any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral).

“Dataroom” shall mean the RR Donnelley electronic data rooms for the Combining Companies, collectively, as the same exists as of the date two Business Days prior to the date of this Agreement.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Disclosure Letter” shall mean the disclosure letter of each Combining Company exchanged among the parties hereto on the date hereof and with respect to each Combining Company, such each Combining Company’s individual subsection of each section included therein.

“Effective Time” shall mean the time and date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger or such later time and date as is specified in the Certificate of Merger.

“Environmental Claims” shall mean administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, citations, summonses, written notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

“Environmental Condition” shall mean, with respect to a particular Combining Company or its Subsidiaries, a condition with respect to the environment that has resulted or would reasonably be expected to result in a material loss, liability, cost or expense to such Combining Company or its Subsidiaries, taken as a whole.

“Environmental Law” shall mean any Law, administrative interpretation having the force and effect of law, administrative order, consent decree or judgment relating to the environment (including natural resources), occupational health and safety, including CERCLA, and any state and local counterparts or equivalents.

“Environmental Permits” shall mean all Permits issued by Governmental Authorities that are required by Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to each Combining Company, each trade or business (whether or not incorporated) which together with the Combining Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Sharing Agreement” shall mean the Amended and Restated Expense Sharing Agreement, dated January 30, 2017, by and among SCF-VII, L.P., a Delaware limited partnership, SCF-VIII, L.P., a Delaware limited partnership, Nine and Beckman, as amended.

“Financial Statements” shall have the meaning set forth in Section 4.5.

“Foreign Plan” shall mean each Benefit Plan (whether governmental or nongovernmental and/or industrial or nonindustrial) that is sponsored, maintained, administered or contributed to by a Combining Company or any of its Subsidiaries and covers any current or former employee, officer or director of the Combining Company or its Subsidiaries outside of the United States.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Governmental Authorities” shall mean, with respect to any Combining Company or any of its Subsidiaries, the country, state, province, county, city and political subdivisions in which any property of such Combining Company or any of its Subsidiaries is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.

“Indebtedness” shall mean with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of any property or services, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument that have been drawn upon, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Persons” shall have the meaning set forth in Section 5.12(a).

“Intellectual Property Right” shall mean any trademark, service mark, trade name, trade secret, patent, copyright, domain name (including applications for registration or renewal of any of the foregoing), or any other similar type of proprietary intellectual property right.

“Interim Financial Statements” shall have the meaning set forth in Section 4.5.

“Knowledge” shall mean (a) in the case of Beckman, the actual knowledge, without any duty of inquiry, of Ernie L. Danner or Ryan S. Liles, and (b) in the case of Nine, the actual knowledge, without any duty of inquiry, of Ann G. Fox or David Crombie.

“Latest Beckman Balance Sheet” shall mean the audited consolidated balance sheet of Beckman and its Subsidiaries as of December 31, 2015, as presented in the Dataroom.

“Latest Nine Balance Sheet” shall mean the audited consolidated balance sheet of Nine and its Subsidiaries as of December 31, 2015, as presented in the Dataroom.

“Laws” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

“Liens” shall mean any lien, pledge, charge, mortgage, security interest, encumbrance, or other adverse claim of any kind whatsoever.

“LTIP” shall mean the Second Amended and Restated Stock Incentive Plan of Nine, in substantially the form attached hereto as Exhibit D.

“Material Adverse Effect” shall mean with respect to either Combining Company any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material adverse change in the financial condition, results of operations, assets, business or properties of such Combining Company and its Subsidiaries, taken as a whole; provided, however, a Material Adverse Effect shall exclude any adverse changes or conditions to the extent such changes or conditions result from general changes in the business of the oilfield products and services industry or the oil and gas industry as a whole or general economic conditions (including as a result of weather disasters, an outbreak or escalation of hostilities or acts of terrorism) or changes in GAAP (or interpretations thereof).

“Material Contract” shall have the meaning set forth in Section 4.15(a).

“Merger” shall have the meaning set forth in the recitals hereof.

“Nine” shall have the meaning specified in the opening paragraph hereof.

“Nine Approval” shall have the meaning specified in the recitals hereof.

“Nine Common Stock” shall mean the common stock, par value $0.01 per share, of Nine.

“Nine Consent” shall have the meaning set forth in Section 6.1(d).

“Non-U.S. Person” shall mean any Person other than a U.S. Person.

“Nine Subscription Offer” shall have the meaning set forth in Section 5.13(a).

“Order” shall mean any judgment, injunction, judicial or administrative order or decree.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation or formation, bylaws, stockholders agreement, voting agreement, partnership agreement, limited liability company agreement, trust agreement, investors’ agreement, or similar organizational document or agreement, each as amended or restated from time to time, as applicable, of such Person.

“Permits” shall have the meaning set forth in Section 4.8(b).

“Permitted Lien” shall mean (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens or other like Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations that are not overdue, (b) statutory Liens for current period Taxes that are not yet due and payable, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the business of the respective Combining Company and its Subsidiaries and in the ordinary course of such business consistent with past practices, or (d) Liens that arise under zoning, land use, right-of-way, easement or similar restrictions, and other similar imperfections of title that arise in the ordinary course of business and that, in the aggregate, are not reasonably expected to materially affect the value, use or marketability of the property subject thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Public Stock” means shares of capital stock (including depositary receipts or depositary shares related to common stock or similar ordinary shares) of any Person that are registered under Section 12 of the Exchange Act and listed for trading on a national securities exchange registered under Section 6(a) of the Exchange Act.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property and related improvements, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Representatives” shall have the meaning set forth in Section 5.2(a).

“SCF-VII” shall mean SCF-VII, L.P., a Delaware limited partnership, and, together with SCF Partners, LP, “SCF”.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Offers” shall have the meaning set forth in Section 5.13(a).

“Subsidiary” shall mean, when used with reference to any entity, any corporation or other entity a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” means: (a) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

“U.S. Person” shall have the meaning set forth for such term in Rule 902 of Regulation S promulgated under the Securities Act.

ARTICLE II

THE MERGER

Section 2.1 Merger of Beckman Merger Sub into Beckman. Subject to the provisions of this Agreement, on the Closing Date, Beckman shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). At the Effective Time, Beckman Merger Sub shall merge with and into Beckman and the separate existence of Beckman Merger Sub shall cease. Beckman shall be the surviving entity in the Merger (hereinafter sometimes referred to as the “Surviving Company”) and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

Section 2.2 Effect of the Merger. The Merger shall have the effects provided for in the DGCL.

Section 2.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger shall remain unchanged and shall be the Certificate of Incorporation of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

Section 2.4 Bylaws. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall remain unchanged and shall be the Bylaws of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

Section 2.5 Officers and Directors. The Board of Beckman Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Company immediately following the Effective Time, until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Company. The duly elected officers of Beckman who hold office immediately prior to the Effective Time shall be the officers of the Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.

Section 2.6 Beckman Common Stock.

(a) Each share of Beckman Common Stock outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor or (ii) a Non-U.S. Person (each as certified on such holder’s Beckman Consent) shall by virtue of the Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive 0.567154 shares of Nine Common Stock (the “Beckman Per Share Merger Stock Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Beckman Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Beckman Per Share Merger Stock Consideration.

(b) Each share of Beckman Common Stock outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 2.6(a)(i) or Section 2.6(a)(ii) shall by virtue of the Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $141.94 in cash (the “Beckman Per Share Merger Cash Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Beckman Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Beckman Per Share Merger Cash Consideration.

(c) All shares of Beckman Common Stock which immediately prior to the Effective Time are held in the treasury of Beckman or owned by Nine or by any Subsidiaries of Beckman shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Nine Common Stock or cash.

Section 2.7 Beckman Stock Options. Before the Closing, the Board of Beckman (or, if appropriate, any committee of the Board of Beckman administering the Beckman Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the Beckman Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, an “Beckman Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of Nine Common Stock (rounded down to the nearest whole share) equal to 0.567154 multiplied by the number of shares of Beckman Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, with an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the shares of Beckman Common Stock purchasable pursuant to such Beckman Option immediately prior to its conversion divided by 0.567154 and (ii) effect adjustments to the terms of each restricted stock award outstanding under the Beckman Option Plan immediately prior to the Effective Time to provide that the shares of Beckman Common Stock subject thereto shall be converted into the number of shares of Nine Common Stock (rounded down to the nearest whole share) equal to 0.567154 multiplied by the number of shares of Beckman Common Stock subject to such restricted stock award immediately prior to the Effective Time, which shares of Nine Common Stock shall be subject to a risk of forfeiture to, or right of repurchase by, Nine, with the same terms and conditions as were applicable under such restricted stock award immediately prior to the Effective Time, except to the extent otherwise required by the terms of such restricted stock award or pursuant to the Beckman Option Plan or any employment agreement as in effect as of the date of this Agreement. At the Effective Time, Nine shall assume the Beckman Option Plan, with the result that all obligations of Beckman under the Beckman Option Plan shall be obligations of Nine following the Effective Time.

Section 2.8 Beckman Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Beckman or Beckman Merger Sub or the holders of Capital Stock of either of the foregoing, each unit of Capital Stock of Beckman Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

Section 2.9 Issuance of New Certificates or Payment of Cash.

(a) Each holder of a certificate or certificates representing shares of Beckman Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 2.6(a) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 2.9(c), to receive in exchange therefor a certificate or certificates representing the number of shares of Nine Common Stock into which such shares of Beckman Common Stock shall have been converted in accordance with Section 2.6 hereof. If any such certificate for Nine Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Nine Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Nine that such tax has been paid or is not applicable.

(b) Each holder of a certificate or certificates representing shares of Beckman Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 2.6(b) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 2.9(c), to receive in exchange therefor cash in an amount equal to $141.94 per share of Beckman Common Stock, without interest thereon.

(c) To determine the consideration to be received by a holder of a certificate or certificates representing shares of Beckman Common Stock immediately prior to the Effective Time, each such holder shall, as a prerequisite to obtaining the consideration set forth herein, deliver a completed Beckman Consent to Nine certifying whether or not such holder is an Accredited Investor or Non-U.S. Person, and Nine shall be permitted to withhold the payment of any Beckman Per Share Merger Consideration to such holder that would otherwise be payable pursuant to the terms of this Agreement pending the delivery by such holder of such certification as to whether or not such holder is an Accredited Investor or a Non-U.S. Person; provided that any such holder who does not deliver such certification within 60 days after the Effective Date may be deemed by Nine, in its sole and absolute discretion, not to be an Accredited Investor or Non-U.S. Person and upon such determination by Nine, such holder’s shares of Beckman Common Stock shall be converted into the Beckman Per Share Merger Cash Consideration in accordance with Section 2.6(b).

Section 2.10 Lost Certificates. If any certificate for Beckman Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity with respect thereto by the person claiming such certificate to be lost, stolen or destroyed and, if required by Nine, the posting by such person of a bond, in such reasonable amount as Nine may direct, as indemnity against any claim that may be made against it with respect to such certificate, Nine will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of Nine Common Stock or cash, as applicable, into which such shares of Beckman Common Stock shall have been converted into the right to receive in accordance with Section 2.6 hereof.

Section 2.11 No Further Ownership Rights in Beckman Common Stock. The Beckman Per Share Merger Consideration issued and paid upon the surrender for exchange of shares of Beckman Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(b) or Section 2.13) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Beckman Common Stock. As of the Effective Time, the stock transfer books of Beckman shall be deemed closed, and no transfer of shares of Beckman Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated. If, after the Effective Time, a certificate for Beckman Common Stock is presented to Nine for any reason, it shall be cancelled and exchanged as provided in Section 2.6 and Section 2.9.

Section 2.12 Certificate Legends.

(a) The certificates evidencing the Nine Common Stock delivered pursuant to Section 2.9 of this Agreement as a result of the conversion of Beckman Common Stock in accordance with Section 2.6(a)(i) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Nine may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) The certificates evidencing the Nine Common Stock delivered pursuant to Section 2.9 of this Agreement as a result of the conversion of Beckman Common Stock in accordance with Section 2.6(a)(ii) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Nine may deem necessary or appropriate:

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE HOLDER OF THIS CERTIFICATE MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY EXCEPT IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 2.13 Fractional Shares. Notwithstanding the foregoing, no fractional shares of Nine Common Stock or scrip shall be issued as a result of the Merger. Instead of any fractional share of Nine Common Stock which would otherwise be issuable as a result of the Merger, Nine shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $250.27.

Section 2.14 Beckman Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Beckman Common Stock (the “Beckman Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not approve the Beckman Consent and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Beckman Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Beckman Per Share Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Dissenting Shares, such shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Beckman Per Share Merger Consideration for each such share, in accordance with Section 2.6(a) or Section 2.6(b), as applicable, without any interest thereon. Beckman shall give Nine prompt notice of any written demands for appraisal for any shares of Beckman Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Beckman relating to stockholders’ rights of appraisal.

ARTICLE III

CLOSING

Section 3.1 Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002 at 10:00 a.m., Houston time, immediately following the satisfaction or waiver of the conditions contained in Article VI or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

Section 3.2 Deliveries at Closing. Subject to the provisions of Article VI hereof, at the Closing there shall be delivered the documents required to be delivered pursuant to Article VI hereof.

Section 3.3 Withholding. Notwithstanding any other provision of this Agreement, Beckman, Beckman Merger Sub and Nine shall be entitled to deduct and withhold from amounts payable under this Agreement such amounts as are required to be deducted or withheld under applicable Laws for or on account of any Tax. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of whom such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMBINING COMPANIES

Each of the Combining Companies represents and warrants to the other Combining Company (but not to SCF) that the statements contained in this Article IV, to the extent such statements relate to such Combining Company and its Subsidiaries, are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Letter (which is numbered to refer to the sections contained in this article) delivered by each of the Combining Companies to the other Combining Company on the date hereof. For the avoidance of doubt, the representations and warranties contained in Section 4.23 hereof are made solely by Nine and not Beckman.

Section 4.1 Organization; Qualification. Such Combining Company is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Nine and Beckman is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. Each of Nine and Beckman and each Subsidiary of Nine and Beckman has all requisite corporate or entity power and authority to own, operate or lease its respective properties and to carry on its respective business as now being conducted. Each of Nine and Beckman and each Subsidiary of Nine and Beckman is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Nine or Beckman, respectively.

Section 4.2 Subsidiaries. Except as set forth in Section 4.2 of the Disclosure Letter, such Combining Company does not own any Capital Stock or other equity or ownership or proprietary interest in any Person.

Section 4.3 Capitalization.

(a) The authorized Capital Stock of Beckman consists of 1,600,000 shares of Beckman Common Stock, of which 1,111,771 shares are issued and outstanding as of the date of this Agreement, and 10,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement.

(b) The authorized Capital Stock of Nine consists of 6,000,000 shares of Nine Common Stock, of which 1,069,966 shares are issued and outstanding as of the date of this Agreement, and 100,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement.

(c) The issued and outstanding shares of such Combining Company’s Capital Stock are, as of the date of this Agreement, owned of record by the groups of Persons and in the amounts set forth in Section 4.3 of the Disclosure Letter. All of the outstanding shares of such Combining Company’s Capital Stock, and all of the outstanding shares of the Capital Stock of each Subsidiary of such Combining Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 4.3 of the Disclosure Letter, were issued free of the preemptive rights of any Person and in compliance with applicable corporate and securities Laws. Except as set forth on Section 4.3 of the Disclosure Letter, all of the outstanding Capital Stock of each Subsidiary of such Combining Company is owned legally and beneficially, directly or indirectly, by such Combining Company as set forth in Section 4.3 of the Disclosure Letter. Except as set forth in Section 4.3 of the Disclosure Letter, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating such Combining Company or any Subsidiary of such Combining Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of such Combining Company or any Subsidiary of such Combining Company or obligating such Combining Company or any Subsidiary of such Combining Company to grant, extend or enter into any such agreement or commitment. Other than as set forth in Section 4.3 of the Disclosure Letter, there are no outstanding contractual obligations, commitments, understandings or arrangements of such Combining Company or any Subsidiary of such Combining Company to purchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of Capital Stock of such Combining Company or any Subsidiary of such Combining Company.

Section 4.4 Authority, Authorization and Enforceability. Such Combining Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Combining Company of this Agreement and each instrument required hereby to be executed and delivered by it and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of such Combining Company, upon the recommendation of the Committee of such Combining Company, and no other corporate proceedings, other than the approval of the stockholders of such Combining Company contemplated by Sections 6.1(c) and (d) hereof, are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each instrument required hereby have been duly executed and delivered by such Combining Company and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of such Combining Company, enforceable against such Combining Company in accordance with their terms, except that (a) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles (whether applied in a proceeding at law or in equity), and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.5 Financial Statements. The historical financial statements of such Combining Company (including the related notes) posted in the Dataroom (including the Latest Beckman Balance Sheet and the Latest Nine Balance Sheet, as applicable, such Combining Company’s “Financial Statements”) are (a) the audited balance sheets of such Combining Company at December 31, 2014 and 2015 and the related audited statements of income and cash flows for the years then ended, and (b) the unaudited balance sheets of such Combining Company at November 30, 2016 and the related unaudited statements of income and cash flows for the eleven month period then ended (the “Interim Financial Statements”). Such Combining Company’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with respect to such Combining Company, except as noted thereon, and fairly present in all material respects the consolidated financial position of such Combining Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position of such Combining Company and its Subsidiaries for the periods indicated, subject, however, in the case of the Interim Financial Statements, to normal and recurring non-material year-end audit adjustments and accruals and to the absence of notes and other textual disclosure required by GAAP.

Section 4.6 No Undisclosed Liabilities. Such Combining Company, together with its Subsidiaries, has not incurred any liabilities of any nature that are material, individually or in the aggregate, in relation to the business of such Combining Company and its Subsidiaries, taken as a whole (whether accrued, absolute, contingent or otherwise) other than (a) liabilities fully provided for in such Combining Company’s Financial Statements (including the footnotes thereto), (b) liabilities that are specifically set forth in Section 4.6 of the Disclosure Letter, (c) other liabilities incurred by such Combining Company or its Subsidiaries since December 31, 2015 in the ordinary course of business consistent with past practices and (d) other liabilities that otherwise would not reasonably be expected to have a Material Adverse Effect.

Section 4.7 No Violation. Except as set forth in Section 4.7 of the Disclosure Letter, neither the execution and delivery by such Combining Company of this Agreement or any instrument required hereby to be executed and delivered by such Combining Company at the Closing nor the performance by such Combining Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of such Combining Company or any of its Subsidiaries under (i) any Law, regulation or order of any Governmental Authority applicable to such Combining Company or any of its Subsidiaries, (ii) such Combining Company’s or any of its Subsidiaries’ Organizational Documents, or (iii) any Material Contract of such Combining Company, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section 4.7, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.8(a) of the Disclosure Letter, such Combining Company and its Subsidiaries are in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.8(a) of the Disclosure Letter, neither such Combining Company nor any of its Subsidiaries has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of its business or to any of its assets, operations, processes, results or products, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Each Combining Company or its Subsidiary holds each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) required to be issued and held to carry on its business as currently conducted and which is material to the business, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.8(b) of the Disclosure Letter, such Combining Company or the relevant Subsidiary of such Combining Company, as applicable, is the authorized legal holder of such Permits, and each such Permit is valid and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. Neither such Combining Company nor the relevant Subsidiary of such Combining Company, as applicable, is in default under, and to the Knowledge of such Combining Company, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any such Permit, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Litigation.

(a) Except as set forth in Section 4.9(a) of the Disclosure Letter, there are no actions, suits or proceedings pending or, to the Knowledge of such Combining Company, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against such Combining Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.9(a) of the Disclosure Letter, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against such Combining Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(b) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of such Combining Company, threatened, against such Combining Company or any of its Subsidiaries are listed or described in Section 4.9(b) of the Disclosure Letter, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Title to Assets. Except for inventory disposed of in the ordinary course of business consistent with past practices, assets such as accounts receivable which have been converted into other assets in the ordinary course of business, assets such as prepaid insurance that have dissipated over time in the ordinary course of business, and disposal of other assets with an aggregate fair market value not exceeding $1,000,000, such Combining Company or one of its Subsidiaries owns, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in such Combining Company’s Financial Statements or acquired after December 31, 2015, free and clear of all Liens, except for Permitted Liens and Liens set forth in Section 4.10 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.11 Tax Matters. Except as set forth in Section 4.11 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or on behalf of such Combining Company or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority;

(b) all Taxes owed by such Combining Company or any of its Subsidiaries that are or have become due have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return;

(c) all Tax withholding and deposit obligations imposed on or with respect to such Combining Company or any of its Subsidiaries or their respective employees have been satisfied in full;

(d) there are no Liens (other than Permitted Liens) on any of the assets of such Combining Company or any of its Subsidiaries that are attributable to any Tax liability or payment obligation;

(e) there are no claims pending against such Combining Company or any of its Subsidiaries for any unpaid Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened in writing with respect to such Combining Company or any of its Subsidiaries;

(f) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to such Combining Company or any of its Subsidiaries;

(g) there are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to such Combining Company or any of its Subsidiaries.

(h) neither such Combining Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(i) neither such Combining Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement with any Person, (ii) has ever been a member of any Consolidated Group (other than a Consolidated Group of which such Combining Company is the common parent) and (iii) has any liability for the Taxes of any Person (other than the members of the Consolidated Group of which such Combining Company is the common parent) under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, by contract or otherwise;

(j) no claim has ever been made by a Governmental Authority in a jurisdiction in which such Combining Company or any of its Subsidiaries does not file Tax Returns that such Combining Company or any of its Subsidiaries is or may be required to file a Tax Return or pay Taxes in that jurisdiction;

(k) neither such Combining Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date;

(l) with respect to each such Combining Company, such Combining Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(m) neither such Combining Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of state, local or foreign law.

Section 4.12 Intellectual Property. Except as set forth in Section 4.12 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(a) Such Combining Company and/or its Subsidiaries own and possess all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the ordinary course of business and Permitted Liens), or have a right to use, all of the material Intellectual Property Rights necessary for the conduct of their respective businesses.

(b) To the Knowledge of such Combining Company, the conduct of the business by such Combining Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of such Combining Company, threatened, that, in either case, involves a claim of infringement by such Combining Company or any of its Subsidiaries of any Intellectual Property Rights of any third party, or challenging such Combining Company’s or any of its Subsidiaries’, as applicable, ownership, right to use, or the validity of any Intellectual Property Right of such Combining Company or any of its Subsidiaries.

(c) No Intellectual Property Right of such Combining Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by such Combining Company or its Subsidiaries, as applicable, or restricting the licensing thereof by such Combining Company or its Subsidiaries, as applicable to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which such Combining Company or its Subsidiaries has a valid right to use in connection with their businesses;

(d) Neither such Combining Company nor its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and

(e) Such Combining Company or its Subsidiaries, as applicable, have duly maintained all registrations for their respective Intellectual Property Rights.

Section 4.13 Environmental Matters.

(a) Except as set forth in Section 4.13(a) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(i) Neither such Combining Company nor any of its Subsidiaries have, and to the Knowledge of such Combining Company no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, such Combining Company’s real property any Constituents of Concern, except in compliance with Environmental Laws;

(ii) Neither such Combining Company nor any of its Subsidiaries have disposed of Constituents of Concern generated at such Combining Company’s real property to any off-site facility except in compliance with Environmental Laws;

(iii) Such Combining Company and its Subsidiaries has each been and are in compliance with (A) Environmental Laws and (B) the requirements of Environmental Permits held by the Combining Company and its Subsidiaries for the operations of such Combining Company and its Subsidiaries;

(iv) There are no pending or, to the Knowledge of such Combining Company, threatened Environmental Claims against such Combining Company or any of its Subsidiaries or such Combining Company’s real property, and such Combining Company has no Knowledge of any facts, circumstances, conditions or occurrences regarding such Combining Company’s or any of its Subsidiaries’ operations or with respect to such Combining Company’s real property that could reasonably be expected to form the basis of an Environmental Claim against such Combining Company or its Subsidiaries;

(v) To the Knowledge of such Combining Company, no Environmental Conditions exist on such Combining Company’s real property or as a result of the operations of the Combining Company or its Subsidiaries;

(vi) None of such Combining Company, its Subsidiaries and such Combining Company’s real property is listed or, to the Knowledge of such Combining Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither such Combining Company nor any of its Subsidiaries has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and

(vii) Such Combining Company and its Subsidiaries each have obtained all required Environmental Permits material to its business. Except as set forth in Section 4.13(a)(vii) of the Disclosure Letter, no such Environmental Permits are nontransferable or require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement to the contrary, these representations and warranties in this Section 4.13 shall be the sole and exclusive representations and warranties concerning Environmental Claims, Environmental Conditions, Environmental Laws or Environmental Permits as those terms may apply to the Combining Companies, any of their Subsidiaries or such Combining Company’s real property.

Section 4.14 Benefit Plans.

(a) Each Benefit Plan (and each related trust, insurance contract or fund) sponsored, maintained, provided or contributed to by a Combining Company or any ERISA Affiliate of such Combining Company complies in form and in operation with the requirements of applicable Laws including, where applicable, ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect. Such Combining Company and its ERISA Affiliates have substantially performed all obligations, whether arising by operation of applicable Laws or by contract, required to be performed by them in connection with such Benefit Plans, and to the Knowledge of such Combining Company, there have been no defaults or violations by any other party to such Benefit Plans. Each such Benefit Plan has been administered and operated in compliance with its Organizational Documents and applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of such Combining Company, threatened against, or with respect to, any of such Benefit Plans or their assets. All contributions, premiums or payments required to be made with respect to such Benefit Plans (including those required pursuant to the terms of such Benefit Plans and the provisions of applicable Laws) have been timely made, and all contributions, premiums or payments that are not yet due but should be accrued in accordance with GAAP do not exceed in any material respect the reserve for such amounts on such Combining Company’s Financial Statements. No act, omission or transaction has occurred which would result in imposition on such Combining Company or any of its ERISA Affiliates of: (i) breach of fiduciary duty liability damages under Section 409 of ERISA; (ii) a civil penalty assessed pursuant to Section 502 of ERISA; or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. To the Knowledge of such Combining Company, there is no matter pending (other than routine qualification determination filings) with respect to any of such Benefit Plans before the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

(b) Each such Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and the exempt status of any related trust under Section 501(a) of the Code or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of such Combining Company, there is no fact or circumstance that exists that could reasonably be expected to give rise to the revocation of such qualified status or exempt status. No such Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Neither such Combining Company nor any of its ERISA Affiliates contributes to or has any obligation to contribute to, and no such Benefit Plan is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(c) Except as set forth in Section 4.14(c) of the Disclosure Letter, with respect to each such Benefit Plan, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any participant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any participant or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(d) Except as set forth in Section 4.14(d) of the Disclosure Letter or for policies generally available to the employees of such Combining Company and its Subsidiaries, none of such Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or provides for or, except to the extent required by Law, promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of such Combining Company or any of its Subsidiaries.

(e) There has been no amendment to, written interpretation of, announcement (whether or not written) by such Combining Company or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any such Benefit Plan that, to the Knowledge of such Combining Company, would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof, other than in the ordinary course of business.

(f) Each such Benefit Plan is either not a deferred compensation plan subject to the requirements of Section 409A of the Code or has been established, maintained and operated in compliance with the provisions of Section 409A of the Code. No Person providing services to such Combining Company or any of its Subsidiaries is entitled to a tax gross-up or similar payment for any tax or interest that may be due under Section 409A of the Code.

(g) Each such Benefit Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) No such Benefit Plan that is a Foreign Plan is a defined benefit pension plan or a similar type of accrual-based plan. With respect to each Benefit Plan of such Combining Company or its ERISA Affiliates that is a Foreign Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Financial Statements of such Combining Company or its Subsidiaries. Except as set forth in Section 4.14(h) of the Disclosure Letter, the contribution and benefit liabilities of such Combining Company or any of its Subsidiaries respecting each such Foreign Plan are fully funded based upon applicable accounting, valuation and/or actuarial methodology contained in the most recent accounting, valuation and/or actuarial report respecting such Foreign Plan.

Section 4.15 Material Contracts.

(a) Each Combining Company has made available to the others each Contract to which it is a party in effect as of the date of this Agreement that is of a type described below (any such contract, a “Material Contract”):

(i) any lease (whether of real or personal property, but excluding personal property leases with annual rental obligations of $1,000,000 or less or that may be terminated without penalty within 90 days or less);

(ii) except pursuant to purchase orders issued in the ordinary course of business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments of $1,000,000 or more in any calendar year;

(iii) any sales, distribution or other similar agreement providing for the sale by such Combining Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments to such Combining Company or any of its Subsidiaries of $1,000,000 or more in any calendar year;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any Contract pursuant to which any third party has rights to own or use any material asset of such Combining Company or any of its Subsidiaries, including any Intellectual Property Right the exclusive use of which is material to such Combining Company and its Subsidiaries taken as a whole;

(vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of such Combining Company or any of its Subsidiaries;

(vii) any agreement relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset of such Combining Company or any of its Subsidiaries);

(viii) any license, franchise or similar agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(ix) any agency, dealer, sales representative, marketing or other similar agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(x) any agreement with any director or executive officer of such Combining Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or executive officer;

(xi) any management service, consulting or any other similar type of agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(xii) any advances or loans to any employees but excluding loans under such Combining Company’s 401(k) plans and entered into by such Combining Company or any of its Subsidiaries;

(xiii) any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk;

(xiv) all confidentiality agreements not made in the ordinary course of business (other than any such agreements made in connection with acquisitions considered by such Combining Company or any of its Subsidiaries) and all non-competition agreements that restrict the nature or duration of, or impose any geographic limitation on, any business that could be conducted by such Combining Company or any of its Subsidiaries; or

(xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business of such Combining Company or its Subsidiaries that is material to such Combining Company and its Subsidiaries or their respective businesses, taken as a whole, other than any Benefit Plans.

(b) Each Material Contract is a valid and binding agreement of such Combining Company or its Subsidiaries party thereto, as applicable and, to the Knowledge of such Combining Company party thereto, each other party thereto, is enforceable against such Combining Company or its Subsidiaries party thereto in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither such Combining Company nor its

Subsidiaries, as applicable, nor, to the Knowledge of such Combining Company, any other party to any such Material Contract is in default or breach (with or without due notice or lapse of time or both) in any respect under the terms of any such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Real Property; Leases.

(a) Real Property. Section 4.16(a) of the Disclosure Letter contains a complete and correct list of all material real property owned by such Combining Company or any of its Subsidiaries, setting forth the address and owners of each parcel of such Combining Company’s owned real property. Each Combining Company or its Subsidiary has good, valid and indefeasible fee simple title to such Combining Company’s owned real property, free and clear of all Liens other than Permitted Liens and Liens set forth on Section 4.16(a) of the Disclosure Letter. There are no outstanding options or rights of first refusal to purchase such Combining Company’s owned real property, or any portion thereof or interest therein.

(b) Leases. Each material lease comprising each Combining Company’s or any of its Subsidiaries’ leased real property is legal, valid, binding, enforceable, and in full force and effect against such Combining Company or its Subsidiaries party thereto, as applicable, and, to the Knowledge of such Combining Company, against each other party thereto. Except as set forth in Section 4.16(b) of the Disclosure Letter, to the Knowledge of the such Combining Company, each lease comprising such Combining Company’s or its Subsidiaries’ leased real property grants such Combining Company or its Subsidiaries, as applicable, the exclusive right to use and occupy the demised premises thereunder.

(c) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of such Combining Company, threatened affecting any portion of such Combining Company’s owned real property or, to the Knowledge of such Combining Company, such Combining Company’s leased real property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.17 Absence of Certain Changes. Except as set forth in Section 4.17 of the Disclosure Letter or in connection with the transactions contemplated by this Agreement, since December 31, 2015, such Combining Company, together with its Subsidiaries, has conducted its business in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or circumstance which has had or which is reasonably expected to have (a) a Material Adverse Effect on such Combining Company or (b) would have constituted a violation of any covenants of such Combining Company included in Section 5.4 had such covenant applied to it since December 31, 2015. Since December 31, 2015, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding $1,000,000 in the aggregate (whether or not covered by insurance) with respect to any asset owned or operated by such Combining Company or any of its Subsidiaries.

Section 4.18 Insurance Coverage. Each Combining Company has made available to the others a list of all of the insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of such Combining Company and its Subsidiaries. There is no material claim by such Combining Company or any of its Subsidiaries pending under any such policies or bonds as to which such Combining Company or any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and such Combining Company and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of such Combining Company, there is no threat of termination of, or material premium increase with respect to, any of such policies or bonds.

Section 4.19 Affiliate Transactions.

(a) Except as set forth in Section 4.19(a) of the Disclosure Letter, there are no outstanding payables, receivables, loans, advances and other similar accounts between such Combining Company or any of its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand, relating to the business of such Combining Company or its Subsidiaries.

(b) Except as set forth in Section 4.19(b) of the Disclosure Letter, to the Knowledge of such Combining Company, no director or executive officer of such Combining Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of such Combining Company or its Subsidiaries. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 4.19(b).

Section 4.20 Other Employment Matters.

(a) Neither such Combining Company nor any of its Subsidiaries is a party or subject to any collective bargaining agreement or other contract or understanding with any labor union or similar organization that represents or purports to represent any of its employees and no labor union or similar organization has made a pending demand for recognition as representative of any of such Contributing Company’s or its Subsidiaries’ employees. There are no union representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of such Combining Company, threatened with respect to any employees of such Combining Company or any of its Subsidiaries. To such Contributing Company’s Knowledge, there is no union organizing activity involving such Combining Company or any of its Subsidiaries nor, to the Knowledge of such Combining Company, is any such activity threatened by any labor union, similar organization or group of employees.

(b) Except as set forth in Section 4.20(b) of the Disclosure Letter, there are no (i) strikes, work stoppages, slow-downs, lockouts, labor arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of such Combining Company, threatened against or involving such Combining Company or any of its Subsidiaries.

(c) Except as set forth in Section 4.20(c) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, petitions, proceedings, charges, claims, causes of action, investigations, arbitration demands or audits against or relating to such Combining Company or any of its Subsidiaries pending or, to the Knowledge of such Combining Company, threatened to be brought or filed with or by any Governmental Authority based on the labor or employment practices of such Combining Company or any of its Subsidiaries or arising out of, in connection with, or otherwise relating to the employment by such Combining Company or any of its Subsidiaries, of any Person, including any claim for workers’ compensation benefits.

(d) Except as set forth in Section 4.20(d) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, such Combining Company and its Subsidiaries are in compliance with all Laws and Orders in respect of labor and employment, including all such Laws relating to immigration and employment practices, terms and conditions of employment, wages and hours, employee leave, recordkeeping, overtime payments, employee and contractor classification, employee leave, the payment of employment-related Taxes, non-discrimination and non-retaliation. Except as set forth in Section 4.20(d) of the Disclosure Letter, no Combining Company or any of its Subsidiaries is subject to any consent decree or Order that requires future remedial action with respect to its labor or employment practices.

Section 4.21 Finders’ Fees. Except for Houlihan Lokey Capital, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Combining Company or its Subsidiaries or their Affiliates who might be entitled to any fee or other commission payable by such Combining Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Committees have received separate opinions of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, in the case of Beckman, the aggregate consideration (as defined in the relevant opinion) to be received by holders of Beckman Common Stock (other than SCF and its affiliates) in the Merger pursuant to this Agreement was fair to such holders, collectively as a group, from a financial point of view and, in the case of Nine, the aggregate consideration (as defined in the relevant opinion) to be paid by Nine in the Merger pursuant to this Agreement was fair to Nine from a financial point of view.

Section 4.23 Beckman Sub Matters. Beckman Merger Sub is a newly formed Delaware corporation organized specifically for the purpose of consummating the Merger and has not otherwise conducted any business or operations, and immediately prior to the Effective Time, has no liabilities, except in connection with its formation and this Agreement, and is not a party to any Contract, other than its organizational documents, this Agreement, and the Certificate of Merger to be filed in connection with the Merger.

Section 4.24 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, such Combining Company makes no representation or warranty, express or implied, at law or in equity, in respect of such Combining Company or any of its Subsidiaries, or any of their respective businesses, assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

COVENANTS

Section 5.1 Regulatory and Other Approvals. From the date hereof until the earlier of the Closing or the termination of this Agreement:

(a) Each of Nine and Beckman shall (and each shall cause its respective applicable Affiliates to) use commercially reasonable efforts to obtain as promptly as practicable all material consents, clearances and approvals that any of Nine, Beckman or their respective Affiliates are required to obtain in order for such Person to consummate the transactions contemplated hereby.

(b) Each of Nine and Beckman shall, and shall cause its respective Affiliates to, (i) make or cause to be made the filings required of such Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with the other Combining Company and furnish the information in such Person’s possession that is necessary in connection with such other Person’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Combining Company and SCF of (and, at the other Combining Company or SCF’s reasonable request, supply to Combining Company or SCF) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) reasonably consult and cooperate with the other Person in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Person in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Person or any of its Affiliates under any Laws for additional information, documents or other materials with respect to such filings, and (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. If Nine or Beckman (or any of their applicable Affiliates) intends to participate in any material meeting or discussion with any Governmental Authority with respect to such filings and if permitted by, or acceptable to, the applicable Governmental Authorities, and otherwise permitted by Law, it shall give the other Combining Company and SCF reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(c) In connection with any such filings or applications made pursuant to this Section 5.1, each Party shall cooperate in good faith with Governmental Authorities and use its commercially reasonable efforts to complete lawfully the transactions contemplated by this Agreement.

(d) Each of Nine and Beckman shall provide prompt notification to the other and to SCF when it becomes aware that any such consent, clearance, or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require Nine, Beckman or any of their respective Affiliates to sell, divest, or dispose of any of its assets and properties or the assets and properties to be acquired by it under this Agreement or otherwise to limit or change in any material respect any of its or their respective businesses.

Section 5.2 No Solicitation.

(a) From the date of this Agreement to the earlier to occur of the Effective Time of the Merger or the termination of this Agreement, each Combining Company and its Subsidiaries shall not, nor shall such Combining Company or its Subsidiaries permit any of their respective officers, directors or managers (or authorize any Affiliates of any such officers, directors or managers), Affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by (or otherwise working on behalf of) such Combining Company or any of its Subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, the making, submission or announcement of any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries (except to the extent specifically permitted pursuant to Section 5.2(c)), or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to such Combining Company or any of its Subsidiaries. Each Combining Company and its Subsidiaries will immediately cease, and will cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The foregoing provisions of this Section 5.2(a) shall not prohibit the taking of any actions by the Combining Companies and their Subsidiaries and their respective Representatives in connection with (x) any of the Subscription Offers or (y) a potential initial public offering of either Combining Company or their Subsidiaries occurring following the earlier to occur of the Effective Time of the Merger or the termination of this Agreement.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt by a Combining Company of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, such Combining Company shall provide to each other Combining Company and SCF a copy of such Acquisition Proposal, request or inquiry if made in writing or a written summary of the material terms and conditions of such Acquisition Proposal, including the identity of the person or group making any such Acquisition Proposal, to the extent not made in writing. A Combining Company shall provide to each other Combining Company and SCF as promptly as practicable notice setting forth material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry and shall promptly provide to each other Combining Company and SCF a copy of all written materials, if any, setting forth such amendments.

(c) Change of Recommendation. If the Board of a Combining Company (upon recommendation by its Committee) or, if applicable, the Committee of a Combining Company, has concluded in good faith, after receipt of advice of its outside legal counsel, that failing to change, withhold, withdraw, amend or modify its recommendation in favor of the Agreement and the Merger or the Nine Approval, as applicable (any of the foregoing actions, whether by the Board of a Combining Company (upon recommendation of such Combining Company’s Committee, if applicable) or if, applicable, such Combining Company’s Committee, a “Change in Recommendation”) could result in a violation of the directors’ or managers’, as applicable, fiduciary duties to such Combining Company’s equityholders under applicable Laws, the Board and/or the Committee of such Combining Company, as the case may be, may make a Change of Recommendation.

Section 5.3 Ordinary Course of Business. Except as otherwise consented to in writing by each of the Combining Companies (other than the Combining Company requesting such consent) or as otherwise contemplated herein, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each Combining Company will, and will cause its Subsidiaries to, carry on its business diligently and in the ordinary and usual course and consistent with past practice, and, without limiting the generality of the foregoing, each Combining Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to preserve its business organization intact, keep available the services of its present executive officers and employees and preserve its present relationships with persons having business dealings with it. At the request of either Combining Company, each of the Combining Companies will confer with each other concerning operational matters of a material nature and report periodically to each other concerning its business, operations and finances.

Section 5.4 Restricted Activities and Transactions. Except as otherwise contemplated herein or in the Confidential Information Memorandum (including in connection with the Subscription Offers), as set forth in the Disclosure Letter or as otherwise consented to in writing (such consent not to be unreasonably withheld or delayed) by the other Combining Company, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, no Combining Company will, nor will either Combining Company allow any of its Subsidiaries to:

(a) Issue or commit to issue any of its Capital Stock or other ownership or equity interests other than in connection with the exercise of options, warrants or convertible securities existing on the date hereof and listed in its respective Disclosure Letter;

(b) Grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its Capital Stock or other ownership or equity interests;

(c) Declare, set aside, or pay any dividend or distribution or make any other payment with respect to its Capital Stock or other ownership interests;

(d) Directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its Capital Stock;

(e) Effect a split or reclassification of any of its Capital Stock or a recapitalization or other reorganization;

(f) Amend or otherwise alter its certificate of incorporation, by-laws, or other governing instruments;

(g) Enter into or make any change in any of its Benefit Plans, except as required by Law, or grant any increase in compensation (other than increases in compensation in the ordinary course of business for field and office personnel who are not managers or executives), or provide any severance arrangement involving any of its employees, officers or directors;

(h) Acquire control or ownership in any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or substantially all of the assets of any of the foregoing;

(i) Except in the ordinary course of business consistent with past practice or with respect to budgeted capital expenditures, enter into or agree to enter into any agreement or transaction involving the incurrence of an obligation to pay an amount in excess of an aggregate of $10,000,000;

(j) Create, assume or permit to exist any Lien (other than Permitted Liens) on any of its assets, tangible or intangible, except (i) as permitted under its existing credit facilities and any renewals, modifications or rearrangements thereof on terms and conditions not materially less favorable to the respective borrower or (ii) in the ordinary course of business consistent with past practice;

(k) Except in the ordinary course of business consistent with past practice, (i) borrow, or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent) in excess of $1,000,000, (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or transfer, agree to sublease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights having a fair market value in excess of $1,000,000 or (iv) make or permit any amendment to, or termination of, any Material Contract, which amendment or termination is adverse to the respective Combining Company;

(l) Settle any threatened or pending litigation that is not fully covered by insurance other than for immaterial consideration or for an amount less than that reserved as of the date hereof for such litigation on its books and records;

(m) Make any change in accounting methods or practices (including changes in reserve or accrual policies), or make or change any material Tax elections, except as required by GAAP or other applicable Law as applicable;

(n) Enter into any new line of business, or terminate or close any material facility, business or operation;

(o) Enter into or agree to be bound by any agreement or permit an Affiliate to enter into or agree to be bound by any agreement with any of its directors, officers, employees or Affiliates that will continue subsequent to the Effective Time, other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice; or

(p) Commit itself to do any of the foregoing.

Section 5.5 Insurance. Except as otherwise consented to in writing (such consent not to be unreasonably withheld or delayed) by the other Combining Company, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each of the Combining Companies will use commercially reasonable efforts to maintain in full force and effect all policies of insurance which are currently in effect (or policies with comparable coverage and comparable amounts of coverage).

Section 5.6 Confidentiality. Each party hereto will keep strictly confidential any and all information furnished to such party hereto or its Representatives by another or their Representatives in connection with the transactions contemplated by this Agreement, and the business and financial reviews and investigations referred to in Section 5.8, except for information, if any, that (a) is or becomes generally available to the public in a manner other than as a result of a disclosure by the party receiving the information; (b) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the party providing the information; (c) is or becomes available to the receiving party on a non-confidential basis from a source other than the informing party unless that source is bound by a confidentiality agreement with the informing party or (d) is required by Law or Order to be disclosed (provided that if required by Law or Order, each party hereto agrees to give the other parties prior notice of such disclosure in sufficient time to permit such other party to seek a protective order or other similar Order should it so determine, if permitted by applicable Law or Order). Notwithstanding anything to the contrary herein, each Combining Company and SCF may disclose this Agreement and the transactions contemplated hereby to its Affiliates, advisors and any current or potential investors in connection with the Subscription Offers or any potential initial public offering of a Combining Company or any of its Subsidiaries; provided that they are advised of the confidential nature thereof and agree to hold such information confidential in accordance with the foregoing. Except as expressly provided in a separate agreement among the Combining Companies, if this Agreement is terminated pursuant to Section 7.1 hereof, each of the parties hereto will promptly deliver to the others or destroy (and certify as to such delivery or destruction) all originals and copies of documents, work papers and other written material concerning the others and obtained from the others, their agents, employees or Representatives in connection with such negotiations and such business and financial reviews and investigations. This Section 5.6, and the obligations set forth herein, shall terminate on the second anniversary of the date of this Agreement in the event that this Agreement is terminated pursuant to Article VII hereof.

Section 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:

(a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;

(b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state, provincial or local statute;

(c) to defend all lawsuits or other legal proceedings initiated by a third party challenging this Agreement or the consummation of the transactions as contemplated hereby;

(d) to effect promptly any necessary filings and notifications and prompt submissions of any information requested by Governmental Authorities;

(e) to solicit the required consent or approval from such party’s stockholders with respect to the transactions contemplated hereby; and

(f) to make any necessary filings on a timely basis with respect to applicable Laws and to obtain any regulatory approvals which may be required to consummate the transactions contemplated herein.

Section 5.8 Access to Information. From the date hereof to the earlier of the Effective Time or the termination of this Agreement, to the extent permitted by applicable Law, each of the parties hereto shall cause its respective officers, directors, employees and agents to afford the officers, employees and Representatives of the others, complete access at all reasonable times to its respective officers, employees, agents, properties, books and records, and shall furnish the others all financial, operating and other data and information as the others, through their officers, employees or Representatives, may reasonably request, subject to such confidentiality, joint defense or common interest agreements as the parties may consider necessary or advisable to maintain privilege and confidential or proprietary information.

Section 5.9 Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is hereby adopted as a “plan of reorganization” for the Merger within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a). The parties hereto agree to report the Merger (and the receipt of Nine Common Stock as a result thereof) in accordance with the foregoing sentence for all U.S. federal income and any applicable state and local income or franchise tax purposes. Each party agrees to take no action which, alone or in combination with the actions of others, reasonably could prevent the Merger (and the receipt of Nine Common Stock as a result thereof) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.10 Notification of Certain Matters. Each of the Combining Companies shall give prompt notice of (a) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such Combining Company contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of any such Combining Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence of any Material Adverse Effect with respect to such Combining Company. The delivery or deemed delivery of any notice pursuant to this Section 5.10 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article VI, or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 5.11 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

Section 5.12 Indemnification.

(a) Nine agrees that all rights to exculpation, indemnification and advancement or reimbursement of expenses under the Organizational Documents of Beckman and the indemnification Contracts, if any, of Beckman existing in favor of those Persons who are, or were, directors, managers, stockholders or officers of Beckman at or prior to the Closing Date (the “Indemnified Persons”) shall survive the Merger solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, and following the Effective Time, Nine shall cause the Surviving Company to fulfill and honor in all respects such exculpation, indemnification and advancement or reimbursement obligations in accordance with their terms solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, for a period of six (6) years from the Effective Time. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to exculpation, indemnification and advancement or reimbursement of expenses set forth in the Organizational Documents of the Surviving Company at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b) The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current and former officers, managers and directors of Beckman and its Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be binding on all successors and assigns of Nine and the Surviving Company.

Section 5.13 Confidential Information Memorandum.

(a) As promptly as reasonably practicable after the date of this Agreement, Nine shall distribute, on behalf of itself and Beckman, the confidential information memorandum in the form mutually agreed upon by the Combining Companies and SCF (the “Confidential Information Memorandum”) to the holders of Nine Common Stock, Beckman Common Stock and such other Persons as determined by any party to this Agreement, (i) seeking their approval of the matters contemplated by this Agreement including the Merger, the LTIP and the Amended and Restated Stockholders Agreement, as set forth in the Consents, as applicable (the “Consent Solicitation”), and (ii) offering (A) holders of Nine Common Stock who are eligible purchasers (as described therein) the right to subscribe for an aggregate of up to 19,978 shares of Nine Common Stock at a purchase price per share of $250.27 (the “Nine Subscription Offer”), (B) certain holders of Beckman Common Stock who are eligible purchasers (as described therein) the right to subscribe for an aggregate of up to 105,680 shares of Beckman Common Stock at a purchase price per share of $141.94 (the “Beckman Subscription Offer”), and (C) holders of Nine Common Stock or Beckman Common Stock who are eligible purchasers (as described therein) the right to subscribe for an aggregate of up to 79,914 shares of Nine Common Stock at a purchase price per share of $250.27 (the “Combined Nine Subscription Offer” and together with the Beckman Subscription Offer and the Nine Subscription Offer, the “Subscription Offers”), with each Subscription Offer entitling the subscribers thereto to be issued a warrant in the applicable Combining Company equal to one-half of the total number of shares of common stock in the applicable Combining Company purchased by such subscriber in the applicable Subscription Offer, in each case on the terms and subject to the conditions set forth in the Confidential Information Memorandum. The Combined Nine Subscription Offer shall only be available to such holders of Nine Common Stock and Beckman Common Stock who consent to the transaction, as evidenced by delivery of the Nine Consent or Beckman Consent, as applicable, and shall be limited to holders of Nine Common Stock and/or Beckman Common Stock who are either Accredited Investors or Non-U.S. Persons and who may purchase shares of Nine Common Stock and/or Beckman Common Stock in a private placement under applicable securities Laws and without obligating Nine or Beckman to undertake further registration with, or obtain any other approvals from, any Governmental Authorities. The right to participate in the Subscription Offers shall not be transferrable or assignable by any holder of Nine Common Stock or Beckman Common Stock except to an Affiliate of such holder. The closing of the Combined Nine Subscription Offer shall be conditioned upon the effectiveness of the Merger and the other transactions contemplated by this Agreement. The closing of the Beckman Subscription Offer and the Nine Subscription Offer shall not be conditioned upon the effectiveness of the Merger and the other transactions contemplated by this Agreement and may occur prior to the Effective Date as more particularly described in the Confidential Information Memorandum.

(b) Each Combining Company covenants that none of the information to be included in the Confidential Information Memorandum concerning the business, operations, financial results or condition, assets or liabilities of such Combining Company and its Subsidiaries will, as of the date of such Confidential Information Memorandum (which date shall be at or about the date such Confidential Information Memorandum is first sent to the stockholders of such Combining Company), (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements to be contained therein not misleading.

Section 5.14 Bylaw Amendment. On or before the Closing Date, Nine shall cause the Bylaw Amendment to be authorized, approved and adopted by all necessary corporate action.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Obligations of Each Combining Company. Notwithstanding any other provision of this Agreement, the respective obligations of each of the Combining Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No Order shall have been entered and remain in effect in any action or proceeding before any federal, foreign, state or provincial court or Governmental Authority that restrains or prevents or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement;

(b) All approvals of Governmental Authorities necessary for the consummation of the Merger or the other transactions contemplated by this Agreement shall have been obtained, including approvals and filings required under applicable securities Laws and any waiting period applicable to the Merger shall have expired or been terminated;

(c) SCF and the stockholders of Beckman holding of record a majority of Beckman Common Stock (other than the Beckman Common Stock owned by SCF) shall have executed the consent substantially in the form attached as Exhibit B hereto (the “Beckman Consent”);

(d) SCF and the stockholders of Nine holding of record a majority of Nine Common Stock (other than the Nine Common Stock owned by SCF) shall have executed the consent substantially in the form attached as Exhibit A hereto (the “Nine Consent”);

(e) All actions shall have been taken and all conditions necessary to effect the Merger shall have been satisfied other than the filings with Governmental Authorities required to effect the Merger;

(f) Each of the Combining Companies shall have received an opinion of Vinson & Elkins L.L.P. to the effect that for U.S. federal income tax purposes, subject to the conditions and limitations and based on the assumptions set forth in such opinion, (i) no gain or loss should be recognized by the Combining Companies by reason of the Merger other than to the extent of any expense reimbursement pursuant to Section 8.12, and (ii) no gain or loss should be recognized by any stockholder of a Combining Company upon the conversion of Beckman Common Stock into Nine Common Stock pursuant to the Merger except to the extent such stockholder receives, in addition to such Nine Common Stock, cash or other property in connection with the Merger. Such opinion will be conditioned upon the receipt and accuracy of certain representations contained in the Consents and certain representations of the Combining Companies and certain stockholders of each of the Combining Companies, as appropriate, contained in certificates of the officers of each of those entities, as appropriate; and

(g) Binding commitments to fund each of the Subscription Offers in full shall have been received by the applicable Combining Company.

For the avoidance of doubt, for purposes of the preceding clauses (c) through (d), the Combining Companies may fix a record date to determine the stockholders entitled to execute the Consents contemplated by this Agreement.

Section 6.2 Conditions to the Obligations of Beckman. Notwithstanding any other provision of this Agreement, the obligations of Beckman to effect the Merger and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by Beckman, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Nine contained in Article IV hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect on Nine; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 4.3 or Section 4.4, which shall be true and correct in all respects;

(b) The agreements and covenants of Nine contained in this Agreement which are to be complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;

(c) No event, condition, development or circumstance shall have occurred since the date of this Agreement which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Nine;

(d) Beckman shall have received the consents set forth on Section 6.2 of the Disclosure Letter; and

(e) The Board of Nine shall have approved, and Nine shall have executed and delivered, the Amended and Restated Stockholders Agreement.

Section 6.3 Conditions to the Obligations of Nine. Notwithstanding any other provision of this Agreement, the obligations of Nine to effect the Merger and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by Nine, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Beckman contained Article IV shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect on Beckman; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 4.3 or Section 4.4, which shall be true and correct in all respects;

(b) The agreements and covenants of Beckman which are to be complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;

(c) No event, condition, development or circumstance shall have occurred since the date of this Agreement which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Beckman;

(d) Beckman shall have delivered to Nine a properly completed and duly executed certificate stating that the Beckman Common Shares are not “United States real property interests” for purposes of withholding under section 1445 of the Code pursuant to Treasury Regulations §§ 1.897-2(h)(1) and 1.1445-2(c)(3) and a properly completed and duly executed notice to the Internal Revenue Service that corresponds to such certificate pursuant to Treasury Regulations § 1.897-2(h)(2);

(e) Nine shall have received the consents set forth on Section 6.3 of the Disclosure Letter.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the applicable stockholders:

(a) By either Combining Company in the event of the occurrence of (i) a Material Adverse Effect on the other Combining Company which is incapable of being cured, remedied or reversed, or which is not cured, remedied or reversed within 30 days of such event or (ii) an uncurable breach of a covenant or representation or warranty that causes any condition set forth in Article VI to fail, provided that the party desiring to terminate is not responsible for the occurrence of such Material Adverse Effect or breach;

(b) By either Combining Company if the Effective Time shall not have occurred, whether because any condition set forth in Article VI has not been satisfied or for any other reason, on or before March 15, 2017 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right);

(c) By either Combining Company if a final nonappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Agreement or the transactions contemplated hereby shall have been entered;

(d) By either Combining Company, if prior to obtaining the approval of its stockholders as contemplated by Section 6.1(c)-(d), as applicable, the Board of such Combining Company (upon recommendation of such Combining Company’s Committee, if applicable) and/or the Committee of such Combining Company, if applicable, has made a Change of Recommendation in accordance with Section 5.2(c); provided that no Combining Company shall have the right to terminate this Agreement under this Section 7.1(d) if it has breached any of the covenants and agreements applicable to it in Section 5.2(a)-(b); or

(e) By mutual agreement of the Boards of each of the Combining Companies.

Section 7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, the parties hereto shall have no obligation or liability to any other party hereto except the provisions of this Section and Sections 8.5, 8.6, 8.8, 8.9, 8.10, 8.11 and 8.12 hereof shall survive any such termination and, except as provided in this Section 7.2, all documents executed in connection with this Agreement shall be null and void.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof by action of the Board, as applicable (with the approval of the applicable Committee, if any), of such party. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto (provided, that with respect to each party hereto that is a corporation, such approval and adoption shall be authorized by the Board of such corporation); provided, that after this Agreement has been approved and adopted by the respective stockholders of the parties, as applicable, hereto, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL.

Section 8.2 Nonsurvival of Representations and Warranties. No representation or warranty made in this Agreement shall survive the Effective Time, and thereafter no party hereto or any stockholder, director, officer, employee or affiliate of such party shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to any such representation or warranty. This Section 8.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.

Section 8.3 Assignment. This Agreement shall not be assignable by the parties hereto, except with the prior written consent of the other parties.

Section 8.4 Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier, or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) on the day of transmission if sent by facsimile transmission and receipt thereof is confirmed, as follows:

if to Nine:

16945 Northchase Drive

Suite 1600

Houston, Texas 77060

Attention: Chief Executive Officer

Facsimile: (281) 605-1318

if to Beckman or Beckman Merger Sub:

600 Travis Street

Suite 6600

Houston, Texas 77002

Attention: Chief Executive Officer

Facsimile: (713) 227-7850

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others in accordance with this Section 8.4.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the DGCL with respect to the Merger and, with respect to other matters, in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

Section 8.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.8 Headings. The section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.

Section 8.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Texas in the event any dispute arises out of this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Entire Agreement; Binding Effect; Third Party Beneficiaries. This Agreement, including the exhibits and schedules hereto and the documents, information supplied in writing, and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and their respective successors and permitted assigns, and except as provided in Section 5.12, nothing in this Agreement, including the exhibits and schedules hereto and the documents, information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.12 Fees and Expenses. The Combining Companies shall pay or cause to be paid all fees and expenses incident to this Agreement or incurred by either of the Combining Companies or SCF in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by any such party, in the same manner and on the same terms as set forth in the Expense Sharing Agreement; provided, however, that if the Merger is consummated, all such fees and expenses shall be paid by Nine.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

BECKMAN PRODUCTION SERVICES, INC.

By:	/s/ Ernie L. Danner
Name:	Ernie L. Danner
Title:	Chief Executive Officer

NINE ENERGY SERVICE, INC.

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President and Chief Executive Officer

BECKMAN MERGER SUB, INC.

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President and Chief Executive Officer

Signature Page to Combination Agreement